Exhibit 99.15

NEW BRUNSWICK, N.J., Jan 25, 2005 /PRNewswire-FirstCall via COMTEX/ -- Johnson & Johnson, the world's most comprehensive and broadly based manufacturer of health care products, today announced record sales for the fourth quarter of $12.8 billion, an increase of 13.3% over the prior year, which represented operational growth of 10.4% and a currency impact of 2.9%. Domestic sales were up 9.8%, while international sales increased 18.6%, reflecting operational growth of 11.4% and a positive currency impact of 7.2%. Worldwide sales for the year 2004 were $47.3 billion, an increase of 13.1% over 2003, increasing operationally by 9.7% with currency contributing 3.4%.

Net earnings and diluted earnings per share for the fourth quarter were $1.2 billion and $.41, decreases of 34.0% and 33.9%, respectively, as compared with the same period in 2003. The fourth quarter included a special charge of $789 million related to taxes associated with funds to be repatriated under the American Jobs Creation Act. Prior-year fourth-quarter earnings included an after-tax gain of $142 million as a result of an arbitration ruling related to a license of certain stent patents. Excluding these items, net earnings for the quarter were $2.0 billion and earnings per share were $.67, representing increases of 17.8% and 17.5% as compared with the same period in 2003.

Net earnings and diluted earnings per share for the year, as reported, were $8.5 billion and $2.84, increases of 18.2% and 18.3%, respectively, as compared with 2003. Excluding the American Jobs Creation Act tax charge and the effect of the favorable arbitration ruling highlighted earlier, as well as in-process research and development charges, net earnings for the year were $9.3 billion and earnings per share were $3.10, representing increases of 16.8% and 17.0% as compared with 2003. The after-tax in-process research and development charges of $12 million and $915 million were related to acquisitions and are reflected in 2004 and 2003, respectively.

"Each of our business segments -- pharmaceuticals, medical devices and diagnostics, and consumer products -- made important contributions to yet another strong year for Johnson & Johnson," said William C. Weldon, Chairman and Chief Executive Officer. "Our broad base and breadth of businesses have been the key to our long-term consistent performance and continue to serve us well."

Worldwide, the Medical Devices and Diagnostics segment achieved sales of $16.9 billion in 2004, representing an increase over the prior year of 13.2% with operational growth of 9.0% and a positive impact from currency of 4.2%. Domestic sales increased 6.9%, while international sales increased 20.7% (11.4% from operations and 9.3% from currency).

Primary contributors to the operational growth included LifeScan's blood glucose monitoring products, Vistakon's disposable contact lenses, DePuy's orthopaedic joint reconstruction and spinal products and Cordis' circulatory disease management products.

During the quarter, the Company announced that it had entered into a definitive agreement to acquire Guidant Corporation, a world leader in the treatment of cardiac and vascular disease. While the transaction is projected to close during the third quarter of 2005, it is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and other customary closing conditions. The agreement will also require the approval of Guidant's shareholders. The transaction is valued at an estimated net acquisition cost of $23.9 billion.

Also  in  the quarter, the U.S. Food and Drug Administration
(FDA) approved the CHARITE Artificial Disc as the first artificial disc for treatment of low back pain.

Worldwide Pharmaceutical sales of $22.1 billion for the full year 2004 represented an increase of 13.4% versus the prior year with operational growth of 10.7% and a positive impact from currency of 2.7%. Domestic sales increased 12.7%, while international sales increased 14.8% (6.4% from operations and 8.4% from currency).

Sales growth reflected the strong performances of RISPERDAL and RISPERDAL CONSTA, an antipsychotic medication; TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches; REMICADE, a treatment for rheumatoid arthritis, Crohn's disease, and ankylosing spondylitis; DURAGESIC, a transdermal patch for chronic pain; CONCERTA, a treatment for attention deficit hyperactivity disorder, as well as a number of other more recently introduced products such as NATRECOR, a treatment for acutely decompensated congestive heart failure; VELCADE, a treatment for relapsed and refractory multiple myeloma, and REMINYL, a treatment for mild to moderate Alzheimer's disease. PROCRIT/EPREX, a product for the treatment of certain anemias, was negatively impacted by increased competition.

During the quarter, the Company announced that it had received FDA approvals for REMICADE (infliximab) for the treatment of ankylosing spondylitis and for galantamine as a once-daily treatment for mild to moderate Alzheimer's disease.

In addition, the Company submitted new drug applications to the FDA for dapoxetine hydrochloride, a new treatment for premature ejaculation, and for ZARNESTRA (tipifarnib) for the treatment of elderly patients with newly diagnosed poor-risk acute myeloid leukemia.

Worldwide Consumer segment sales were $8.3 billion in 2004, an increase of 12.1% over the prior year with operational growth of 8.8% and a positive impact from currency of 3.3%. Domestic sales increased 6.5%, while international sales increased 18.7% (11.5% from operations and 7.2% from currency).

Strong  growth  in  Consumer sales was  achieved  by  McNeil
Nutritional's SPLENDA sweetener and the skin care lines of NEUTROGENA, RoC, AVEENO, and CLEAN & CLEAR.

Johnson & Johnson, with approximately 109,900 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.

NOTE TO INVESTORS
Johnson & Johnson will conduct a meeting with financial analysts to discuss this news release today at 8:30 a.m., Eastern Standard Time. A simultaneous webcast of the meeting for interested investors and others may be accessed by visiting the Johnson & Johnson website at http://www.jnj.com. A replay will be available two hours after the live webcast by visiting http://www.jnj.com and clicking on "Webcasts/Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at http://www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.